Exhibit 2

Regal Entertainment Group
7132 Regal Lane
Knoxville, TN 37918

July 7, 2003

BY FACSIMILE AND FEDERAL EXPRESS

Robert A. Hamwee
Managing Director
GSCP Recovery, Inc.
500 Campus Drive
Florham Park, NJ 07932

Re:	Exercise of Option to Issue Shares

Dear Mr. Hamwee:

Pursuant to the Option to Issue Shares Agreement between us dated June 30, 2003 (the "Agreement"), this letter shall serve as written notice of our exercise of the Option to issue an aggregate of 2,451,441 Shares under the Agreement. The Closing Date shall be on July 9, 2003. All capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

Best regards,

Regal Entertainment Group

By: _______________________

cc: Hillel Bennett, Esq.